Exhibit 10.11

CHOICE HOTELS INTERNATIONAL, INC.

SECOND AMENDED AND RESTATED

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Effective as of January 1, 2009, Choice Hotels International, Inc. (the “Company”) has adopted the following Second Amended and Restated Supplemental Executive Retirement Plan for the benefit of eligible employees.

ARTICLE 1

DEFINITIONS

As used herein, the following words and phrases shall have the meaning specified below, unless a different meaning is plainly required by the context:

Section 1.01. Accrued Benefit. Accrued Benefit shall mean a benefit, payable monthly in the form of a single life annuity, the amount of which shall be determined pursuant to Section 4.01.

Section 1.02. Administrative Committee. A Committee which consists of at least three members appointed by the Company’s Chief Executive Officer.

Section 1.03. Board of Directors. Board of Directors shall mean the Board of Directors of the Company (or any designated committee thereof).

Section 1.04. Code. Code shall mean the Internal Revenue Code of 1986, as amended from time to time, and any regulations thereunder.

Section 1.05. Early Retirement Date. Early Retirement Date shall mean the date upon which a Participant has a Separation From Service prior to his or her Normal Retirement Date and on or after attaining age 55 and completing at least 10 Years of Service.

Section 1.06. Employer. Employer shall mean the Company, its predecessor, successors and assigns, any subsidiary authorized by the Board of Directors to participate in this Plan, and any corporation into which an Employer may be merged or consolidated or to which all or substantially all of its assets may be transferred, provided such corporation does not affirmatively disavow this Plan.

Section 1.07. Employment Date. Employment Date shall mean the date upon which a Participant commenced full-time employment with the Employer.

Section 1.08. ERISA. ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any regulations thereunder.

Section 1.09. Final Average Salary. Final Average Salary means a monthly salary based on the sum of: (a) an average of base salary earned in the highest 60 months out of, and (ii) the monthly pro-rata of the average of the five highest bonus payments earned during, the 120 months of employment immediately prior to the Normal Retirement Date, the Early Retirement Date or other date of Separation from Service. For purposes of this Section, bonus shall be deemed to be earned as of December 31 of the year to which the bonus relates.

Section 1.10. Normal Retirement Date. Normal Retirement Date shall mean the date upon which a Participant has a Separation from Service at or after attaining age 65 and completing 5 Years of Service.

Section 1.11. Participant. Participant shall mean any individual who has been approved as eligible to participate in the Plan pursuant to Article III hereunder.

Section 1.12. Plan. The Choice Hotels International Inc. Supplemented Executive Retirement Plan, as amended from time to time. Effective January 1, 2009, it is Choice Hotels International Inc. Second Amended and Restated Supplement Executive Retirement Plan, as amended from time to time.

Section 1.13. Separation from Service. Separation from Service shall mean the termination of an individual’s employment with the Employer and all affiliates (within the meaning of Treas. Reg. Section 1.409A-1(h)(3)) for any reason other than death, as determined by the Company in accordance with Section 1.409A-1(h) and any other applicable provisions of the regulations. In determining whether a Participant has experienced a Separation from Service, the following rules shall apply:

(a)	A Participant shall be considered to have experienced a Separation from Service when the facts and circumstances indicate that the Participant and his or her Employer reasonably anticipate that either (i) no further services will be performed for the Employer after a certain date, or (ii) that the level of bona fide services the Participant will perform for the Employer after such date (whether as an Employee or as an independent contractor) will permanently decrease to no more than 20% of the average level of bona fide services performed by such Participant (whether as an Employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Employer if the Participant has been providing services to the Employer less than 36 months).

(b)	If a Participant is on military leave, sick leave, or other bona fide leave of absence, the employment relationship between the Participant and the Employer shall be treated as continuing intact, provided that the period of such leave does not exceed 6 months (29\) months in the case of disability leave within the meaning of Treas. Reg. Section 1.409A-1(h)(i)), or if longer, for such period as the Participant retains a right to reemployment with the Employer under an applicable statute or by contract. If the period of leave exceeds 6 months (29 months in the case of disability leave) and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship shall be considered to be terminated for purposes of this Plan as of the first day immediately following the end of such 6-month period (29-month period in the case of disability leave). In applying the provisions of this paragraph, a leave of absence shall be considered a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Employer.

Section 1.14. Termination for Cause. Termination for Cause shall mean a Separation From Service with an Employer, with respect to which there has been (a) a determination by the Board of Directors that the participant has failed on an ongoing basis to materially perform his duties to an Employer (other than as a result of his incapacity due to physical or mental illness or injury), (b) a determination by the Board of Directors that the Participant has engaged in or has attempted to engage in conduct materially injurious to an Employer, (c) a determination by the Board of Directors that the Participant has been convicted of or plead guilty or no contest to a felony or (d) a determination by the Board of Directors that the Participant has failed to follow reasonable and appropriate instructions of the Board of Directors.

Section 1.15. Years of Service. Years of Service shall mean the number of years and months between the Participant’s most recent Employment Date (or such earlier Employment Date approved by the Board) and (a) the Normal Retirement Date, (b) the Early Retirement Date, or (c) any other date of Separation from Service, excluding any period during which a Participant is employed on a part-time basis by an Employer.

ARTICLE 2

ADMINISTRATION OF PLAN

Section 2.01. The Board of Directors shall have full discretionary authority and responsibility for the administration of the Plan. Such authority and responsibility shall include, but not be limited to, approval of individual Participants, interpretation of the Plan, and the granting of exceptions to the Plan, if any. All such determinations by the Board of Directors shall be conclusive and binding on all Participants. The Board of Directors may (a) establish such rules and regulations as it may deem necessary or advisable for the proper administration of the Plan and (b) delegate all or any of its authority or responsibilities hereunder to either (i) the Compensation Committee of the Board or (ii) an officer or the Administrative Committee of the Company. Neither the Board of Directors nor any of its delegates shall be liable to any person for any action taken or omitted to be taken in connection with the interpretation, construction or administration of this Plan, so long as such action or omission to act is made in good faith.

ARTICLE 3

PARTICIPANT ELIGIBILITY

Section 3.01. Participants shall be the Company’s Chief Executive Officer and such other officers or employees of an Employer as may be approved by the Board of Directors.

ARTICLE 4

VESTING AND CALCULATION OF BENEFIT

Section 4.01.

(a)	Participants will become fully vested upon completion of 5 Years of Service. A Participant who has less than 5 Years of Service on the date he or she has a Separation from Service shall not be entitled to any benefits under the Plan.

(b)	Upon becoming fully vested, Participants will be entitled to receive a monthly retirement benefit for life based upon their Accrued Benefit, determined by reference to Years of Service and Final Average Salary as shown below. The amount of the monthly benefit will be paid with no offset for benefits a Participant may receive from Social Security.

Years of Service at Separation from Service	Retirement Benefit as % of Final Average Salary
25 or more	30.0%
24	28.5%
23	27.0%
22	25.5%
21	24.0%
20	22.5%
19	21.0%
18	19.5%
17	18.0%
16	16.5%
15	15.0%
14	14.0%
13	13.0%
12	12.0%
11	11.0%
10	10.0%
9	9.0%
8	8.0%
7	7.0%
6	6.0%
5	5.0%

Section 4.02. Retirement benefits shown in Section 4.01 above are shown as single life annuity payments. Participants may, to extent permitted under Code Section 409A, elect prior to the date payment is to begin (pursuant to such rules and procedures as the Board or its delegate may establish in its sole discretion) to receive payment in the following forms:

(a)	a single life annuity (for the life of the Participant),

(b)	a single life annuity (for the life of the Participant) with a ten-year certain (120 months guaranteed) payment, or

(c)	if the Participant is lawfully married or has a domestic partner (within the meaning of the Company’s domestic partner policy then in existence on the date payment is to begin), a joint and 50% survivor annuity (with the survivor annuity payable only to that spouse or domestic partner if he or she survives the Participant).

If other than a single life annuity payment is elected, the payment will be the actuarially equivalent of the single life annuity, adjusted in accordance with standard actuarial tables selected by the Company; provided, however, that only reasonable actuarial assumptions and methods shall be used. If no election is made, payment shall be made in the form of a single life annuity unless the Participant is lawfully married or has a domestic partner when payment is to begin, in which case, payment shall be made in the form of a joint and 50% survivor annuity.

Section 4.03. Notwithstanding any provision of the Plan or a Participant’s election to the contrary, if, on or after a Participant’s Separation from Service, the actuarially equivalent lump-sum value of the Participant’s vested Accrued Benefit is no more than $16,500 (or such other dollar limit in effect under Treas. Reg. Section 1.409A-3(j)(4)(v) for the year), such benefit may (as determined by the Company in its sole discretion) be paid to the Participant in a single lump sum; provided, that no such payment may be made prior to the first day of the seventh month following the date of the Participant’s Separation from Service.

ARTICLE 5

PAYMENT OF BENEFITS

Section 5.01. Participants are entitled to receive payment of their vested Accrued Benefit upon Separation from Service as follows:

(a)	Normal Retirement - A Participant who has a Separation from Service on or after his or her Normal Retirement Date will start receiving payments as of the first day of the first month following his or her Separation from Service.

(b)	Early Retirement - A Participant who has a Separation from Service on or after his or her Early Retirement Date, but prior to attaining age 65, will start receiving payments as of the first day of the first month following his or her Separation from Service.

(c)	Other Employment Termination - A Participant with 5 or more Years of Service who has a Separation from Service from an Employer (for any reason other than a Termination for Cause) prior to becoming eligible for Early Retirement under Section 5.01(b), will start receiving payments upon the first day of the month following the Participant’s 65th birthday.

(d)	Termination for Cause. In the event a Participant incurs a Termination for Cause, such Participant shall forfeit the right to receive his or her Accrued Benefit, whether or not such benefits are vested.

No payments shall be made prior to a Separation from Service. Notwithstanding subsections (a), (b) and (c) above, no payments shall be made until the first day of the seventh month following the Participant’s Separation from Service. Any payments that are delayed in accordance with the preceding sentence shall be (i) increased with interest equal to the prime interest rate reported in the Wall Street Journal on the date of Separation from Service for the period payment is delayed and (ii) paid to the Participant in a single lump sum at the conclusion of that period.

Section 5.02. Any Participant who has a Separation from Service after attaining his or her Normal Retirement Date shall have his or her payments increased actuarially for each Year of Service that the Participant performs after that date (using the assumptions and factors provided in Section 4.02) to reflect later payment.

Section 5.03. All Participants, as a condition of receiving any benefits hereunder, must agree that they shall not become the owner of, or an officer, director, employee or consultant of any entity which, in the opinion of the Board of Directors, is in competition with any business of the Company.

Section 5.04.

(a)	Death of Participant Prior to Commencement of Benefit Payment to Participant. The Participant’s lawful spouse or domestic partner (within the meaning of the Company’s domestic partner policy then in existence), if any, on the Participant’s date of death shall receive a monthly lifetime benefit commencing within 60 days after the death of the Participant. Such monthly benefit shall be equal to the 50% survivor annuity portion of the benefit which would have been payable had the Participant (i) elected to receive his or her Accrued Benefit in the form of a joint and 50% survivor annuity prior to his or her death and (ii) been eligible to commence and elected to begin benefit payment on the day immediately prior to his or her death. No death benefit shall be payable hereunder in the event that the Participant had completed less than 5 Years of Service as of the date of Participant’s death; or if the Participant has no spouse or domestic partner as of the date of death.

(b)	Death After Commencement of Benefit Payment to Participant. Upon the death of a Participant after the commencement of benefit payments to the Participant hereunder, the death benefit, if any, shall be determined by reference to the form of benefit payment elected by the Participant prior to the date of death, in accordance with Section 4.02.

Section 5.05. Upon the death of a Participant who has commenced receiving payment of the life annuity and ten-year certain payment form, the following rules shall apply in determining who is the beneficiary for any guaranteed payments remaining to be paid:

(a)	Beneficiary. if a Participant is lawfully married or has a domestic partner (within the meaning of the Company’s domestic partner policy then in existence) at the time of death, the Participant’s beneficiary shall be his or her spouse or domestic partner, unless the Participant names another beneficiary in accordance with subsection (b) below and the named beneficiary is alive (or, in the case of a trust, in existence) on the Participant’s date of death. If a Participant is not married or does not have a domestic partner at the time of death, the Participant’s beneficiary shall be the individual or trust the Participant has designated in accordance with subsection (b) below prior to his death. If the Participant dies without naming a beneficiary or if the named beneficiary is no longer living (or, in the case of a trust, in existence) on the Participant’s date of death, the Participant’s beneficiary shall be his or her estate.

(b)	Beneficiary Designations. A Participant may make a beneficiary designation (or change a prior designation) as provided in subsection (a) above at any time prior to his or her death by delivery of a written designation to the Company (on such forms or in such other manner as may be required or permitted by the Board of Directors or its delegate). Both individuals and trusts may be designated as beneficiaries under this Section.

(c)	Proper Beneficiary. If there is a dispute as to the proper beneficiary to receive payment hereunder, the Employer shall, to the extent consistent with Code Section 409A, have the right to withhold such payment until the matter is finally resolved or adjudicated; provided, that any payment made in good faith by the Employer shall fully discharge the Employer, Company and the Board of Directors from all further obligations with respect to that payment.

ARTICLE 6

EFFECTIVE DATE

Section 6.01. The provisions of the original Plan cover Participants retiring on or after November 1, 1996 and before December 31, 2000. The provisions of the Amended and Restated Plan cover all Participants retiring on or after January 1, 2001 and prior to January 1, 2009. This Second Amended and Restated Plan shall apply to Participants who have a Separation from Service on or after January 1, 2009. All past Years of Service for an Employer and its predecessor are recognized.

ARTICLE 7

AMENDMENT AND TERMINATION

Section 7.01. Amendment. The Company reserves the right to amend the Plan by action of the Board (or its Compensation Committee); provided, that the Company’s Administrative Committee may, without prior Board authorization, amend the Plan, to the extent that the amendment does not result in an annual increase in the cost of maintaining the Plan in excess of $100,000, to:

(a)	Correct any defect, supply any omission or reconcile any inconsistency in order to carry out the intent and purposes of the Plan;

(b)	Maintain the Plan’s status as a “top-hat” plan for purposes of ERISA; or

(c)	Comply with applicable law or Internal Revenue Service regulations.

Any amendment adopted by the Administrative Committee may be signed by any member of the Committee. Notwithstanding the foregoing, no amendment shall reduce a vested Accrued Benefit otherwise earned by a Participant as of the date of such amendment.

Section 7.02. Suspension. Each Employer reserves the right by action of its board of directors (or by such other means as may be prescribed by the Board or its Compensation Committee) to withdraw from the Plan with respect to its Participants or suspend the accrual of further benefits at any time. No such withdrawal or suspension shall deprive a Participant of his or her vested Accrued Benefit as of the date of withdrawal or suspension.

Section 7.03. Termination. The Company reserves the right by action of the Board (or its Compensation Committee) to terminate the Plan at any time; provided that upon termination, no Participant shall be deprived of his or her vested Accrued Benefit as of the date of termination. Should the Plan be terminated, Participants with at least 5 Years of Service at time of Plan termination shall be entitled to their Accrued Benefit, as defined in Article 1 and described in Article 4, determined on the basis of their Years of Service and Final Average Salary at the time of Plan termination. In addition, Participants who do not have at least 5 Years of Service at the time of Plan termination but who will have earned at least 5 Years of Service as of the date of their future date of termination of employment with an Employer, shall be entitled to receive their Accrued Benefits earned as of the date of the termination of the Plan. A Participant who has less than 5 Years of Service on the date of termination of the Plan and who has less than 5 Years of Service as of his or her future date of termination of employment with an Employer shall not be entitled to any benefits under the Plan. Payment of such benefits will not commence prior to the date such payments would have otherwise commenced had the Plan remained in effect.

ARTICLE 8

MISCELLANEOUS

Section 8.01. The Board of Directors (or its delegate) shall make all determinations as to the rights to benefits under this Plan. Subject to and in compliance with the specific procedures contained in the applicable regulations under ERISA: (a) Any decision by the Board (or its delegate) denying a claim by a Participant or his beneficiary for benefits under this Plan shall be stated in writing and delivered or mailed to the Participant or his beneficiary; (b) each such notice shall set forth the specific reasons for the denial, written in a manner that is intended to be understood by the claimant; and (c) the Board (or its delegate) shall afford a reasonable opportunity to the Participant or his beneficiary for a full and fair review of the decision denying such claim. The benefit claims procedures then in effect under Section 503 of ERISA, as amended, and any regulations thereunder, shall be followed by the Board (or its delegate) in making any benefit determinations under this Plan. All interpretations, determinations and decisions of the Board (or its delegate) with respect to any claim hereunder shall be made in its sole discretion and shall be final and conclusive.

Section 8.02. Except as otherwise provided by the Board of Directors, each Employer shall have the sole and exclusive obligation to pay or provide for the payment of that portion of a Participant’s vested Accrued Benefit (or related death benefit) that is accrued by the Participant while an Employee of the Employer. The amounts payable by an Employer in accordance with this Section shall be determined by the Board of Directors (or its delegate) in its sole discretion and shall be binding and conclusive on all affected Employers. The payment of an Employer’s obligation by another Employer shall not be deemed a waiver of this provision, but shall instead be deemed to have been made on behalf of and for the account of the responsible Employer.

Section 8.03. The rights of a Participant and any beneficiary under the Plan are not subject to the claims of their creditors and may not be voluntarily or involuntarily transferred, assigned, alienated, accelerated or encumbered. Notwithstanding the preceding sentence, the Accrued Benefit payable to a Participant under the Plan may, consistent with the requirements of Code Section 409A, be offset by any liability of the Participant to the Employer or any affiliate. An amount will be subject to offset hereunder if owed or otherwise payable by the Participant at any time and for any reason, including, but not limited to, a loan to the Participant or any other liability or obligation of the Participant of any type, as determined by the Board of Directors (or its delegate).

Section 8.04. The Plan is intended to be unfunded for purposes of both the Code and ERISA. The right of a Participant or his or her beneficiary to receive payment of the Participant’s Accrued Benefit hereunder shall be a general unsecured claim against the Employer’s general assets, and neither the Participant nor his or her beneficiary shall have any rights in or against any specific assets of the Employer. To the extent that any person acquires a right to receive payments from an Employer under the Plan, such right shall be no greater than the right of any general unsecured creditor of the Employer.

Section 8.05. This Plan shall be interpreted and enforced in accordance with the laws of the State of Maryland, without regard to its conflict of laws principles.

Section 8.06. This Plan is intended to comply with the distribution and other applicable requirements of Code Section 409A and shall be interpreted and applied consistent with the requirements of Section 409A (to the extent applicable).

Section 8.07. If a Court determines that a spouse or former spouse of a Participant has an interest in the Participant’s vested Accrued Benefit under a final domestic relations order, the Board (or its delegate) may, in its sole discretion consistent with Code Section 409A, distribute the spouse’s or former spouse’s interest to that spouse or former spouse in accordance with such order.

Section 8.08. This Plan shall not be deemed to constitute an employment contract between an Employer and any Participant or to be a consideration or an inducement of the employment of any Participant. Nothing contained in this Plan shall be deemed to give any Participant the right to be retained in the service of an Employer or to interfere with the right of an Employer to discharge any Participant at any time regardless of the effect which such discharge shall have upon him as a Participant of the Plan.

Section 8.09. A Participant shall cooperate with the Employer or Board of Directors (or its delegate) by furnishing any and all information requested by the Employer or Board of Directors (or its delegate) in order to facilitate the payment of benefits hereunder, and taking such other action as may be requested by the Employer or Board of Directors (or its delegate).

Section 8.10. If any provision of the Plan shall be held invalid or unlawful for any reason, such event shall not affect or render invalid or unenforceable the remaining provisions of the Plan.

Section 8.11. Any notice, consent, election, claim or demand required or permitted to be given under the provisions of this Plan shall be in writing, and shall be signed by the party giving or making the same. If such notice, consent, election, claim or demand is to be mailed, it shall be sent by either United States certified mail, postage prepaid or a nationally-recognized overnight delivery service, addressed to the addressee’s last known address. The date of such mailing shall be deemed the date of notice, consent, election, claim or demand.

Section 8.12. Any required federal, state or local tax withholding may be withheld from any payment made pursuant to this Plan or from any other compensation payable to the Participant. Notwithstanding the foregoing, a Participant may, to the extent permitted by the Board of Directors (or its delegate) consistent with Code Section 409A, elect to pay any required employment taxes (and any resulting income taxes) that arise as of the date of deferral (or, if later, vesting) hereunder either (a) by direct payment or (b) through the withholding of such amounts from other compensation due the Participant. In the alternative, the Board of Directors (or its delegate) may, in its sole discretion, offset such taxes against the Participant’s vested Accrued Benefit to the extent permitted under Treas. Reg. Section 1.409A-3(j)(4) or other applicable regulations.

Section 8.13. Nothing in this Plan shall constitute a guarantee by the Employer, Company, Board of Directors or any other person or entity that the Employer’s assets will be sufficient to pay any benefits hereunder.

Section 8.14. If the Board of Directors (or its delegate) determines that any person to whom any benefits are payable hereunder is (a) unable to care for his or her affairs because of illness or accident or (b) a minor, any payment due under the Plan may be paid to the duly appointed guardian or conservator of such person or to any third party who is eligible to receive payment from the Plan for the account of such person. Employer’s liabilities hereunder shall be fully discharged to the extent payment is made hereunder.

Section 8.15. Titles of articles and sections herein are for convenience of reference only and are not to be taken into account in interpreting the Plan. The masculine whenever used herein shall include the feminine. The singular shall include the plural and the plural shall include the singular whenever used herein unless the context requires otherwise.

Section 8.16. The provisions of this Plan shall bind and inure to the benefit of an Employer and its successors and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business or assets of an Employer, and successors of any such corporation or other business entity.

IN WITNESS WHEREOF, Choice Hotels International, Inc. has caused this document to be executed by its duly authorized officer, this              day of                     , 2008.

CHOICE HOTELS INTERNATIONAL, INC.

By:

Title: